Exhibit 19.1
TWIST BIOSCIENCE CORPORATION
INSIDER TRADING COMPLIANCE PROGRAM
This Insider Trading Compliance Program (this “Program”) consists of four sections:
Section I provides an overview; Section II sets forth the policies of Twist Bioscience Corporation (together with its subsidiaries, the “Company”) prohibiting insider trading; Section III explains insider trading; and Section IV consists of various procedures which have been put in place by the Company to prevent insider trading. This Program shall be overseen and managed by the Company’s Corporate Secretary (the “Insider Trading Program Manager”). The Corporate Secretary may delegate authority to administer the Program. In all cases where the Company’s Corporate Secretary or his/her designee is unavailable, the Company’s Chief Executive Officer may fill such role.
I.SUMMARY
Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information which is considered to be both “material” and “non-public.” Insider trading is a crime and the penalties for violating the law include imprisonment, disgorgement of profits, civil fines of up to three (3) times the profit gained or loss avoided, and criminal fines of up to $5 million for individuals and $25 million for entities. Insider trading is also prohibited by this Program and could result in serious sanctions, including dismissal.
This Program applies to all officers, directors and employees of the Company and extends to all activities within and outside an individual’s duties at the Company. In the discretion of the Insider Trading Program Manager, this Program may also apply to consultants and contractors to the Company. Every officer, director and employee must review this Program. Questions regarding this Program should be directed to the Insider Trading Program Manager.
For purposes of this Program, the Company’s securities include common shares, stock awards covering common shares and any other securities the Company may issue from time to time, such as preferred shares, notes, warrants and convertible debentures. The Company’s securities also include derivative securities relating to the Company’s shares, even if not issued by the Company, such as exchange-traded options.
II.STATEMENT OF POLICIES PROHIBITING INSIDER TRADING 1.     Prohibition against Insider Trading and Other Transactions
The Company will not transact in its own securities, except in compliance with applicable securities laws.
No officer, director or employee shall purchase or sell, or otherwise transact in, any type of security of the Company while in possession of material, non-public information relating to the Company. In addition, no officer, director or employee shall engage in transactions in securities of other publicly traded companies with which the Company has a business relationship while aware of material, non-public information about those companies learned in connection with such person’s role at, or relationship with, the Company.

Additionally, except for certain transactions under Company plans and transactions not involving a purchase or sale discussed below under Sections II. 2 and 3, no officer, director or employee shall purchase or sell any security of the Company during the period beginning two (2) weeks before the end of any fiscal quarter of the Company (December 31, March 31, June 30 and September 30) and ending two (2) full trading days after the public release of earnings data for such fiscal quarter whether or not the Company or any of its officers, directors or employees is in possession of material, non-public information (the “Black-Out Period”). In the event that you leave the Company for any reason, this Program will continue to apply to you until any material nonpublic information known to you has become public or is no longer material.
From time to time, at the discretion of the Insider Trading Program Manager or the Board of Directors, the Company may:
(a)make temporary changes to the Black-Out Periods, including without limitation, extensions of any Black-Out Periods; and
(b)determine that designated persons should suspend trading because of developments known to the Company and not yet disclosed to the public. During such event-specific trading suspension, no designated person may engage in any transaction involving the purchase or sale of the Company’s securities nor disclose to others the fact of such suspension of trading.
Even outside of the Black-Out Period trading prohibition, any person possessing material nonpublic information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two (2) trading days, whether or not the Company has recommended a suspension of trading to that person. If an individual is aware of material non-public information when his or her employment terminates, the individual may not trade in the Company’s securities until that information has become public or is no longer material. Trading in the Company’s securities outside of the Black-Out Period should not be considered a “safe harbor,” and all persons should use sound judgment at all times to make sure that their trades are not effected while they are in possession of material non-public information about the Company.
For the purposes of this Program, a “trading day” shall mean a day on which national stock exchanges are open for trading.
No officer, director or employee shall directly or indirectly tip material, non-public information to anyone while in possession of such information. In addition, material, non-public information should not be communicated to anyone outside the Company under any circumstances (absent prior written approval by the Insider Trading Program Manager and execution of an appropriate confidentiality agreement), or to anyone within the Company other than on a need-to-know basis.
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Program engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Program may not engage in any of the following transactions:

•Short Sales. Short sales of Company securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)
•Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.
•Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers and other employees are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.
2.     Transactions under Company Plans
This Program does not apply in the case of the following transactions, except as specifically noted:
•Stock Option Exercises. This Program does not apply to the grant and exercise of an employee stock option covering shares of the Company’s common stock (“Stock”), or to the withholding of shares of Stock subject to such option to satisfy tax withholding requirements. This Program does apply, however, to any sale of Stock as part of a same-day broker-assisted cashless exercise of an option, or any other market sale.
•Restricted Stock and Restricted Stock Unit Awards. This Program does not apply to the grant and vesting of restricted Stock and restricted stock units covering shares of Stock, or the withholding of shares of Stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. This Program does apply, however, to any broker-assisted sale, or any other market sale.
•Employee Stock Purchase Plan. This Program does not apply to purchases of shares of Stock pursuant to an employee stock purchase plan resulting from your periodic or lump sum contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan, to the extent the Company offers such a plan. This Program does apply, however, to your sales of Company securities purchased pursuant to such plan.
•Other Similar Transactions. Any other purchase of Company securities from the Company or sales of Company securities to the Company are not subject to this Program.

3.     Sell to Cover Transactions

    This Program does not apply to sell to cover transactions, to the extent approved and implemented by the Company, where shares are withheld by the Company upon vesting of equity awards and sold in order to satisfy tax withholding requirements. However, this exception does not apply to any other market sale for the purposes of paying required tax withholdings.
4.     Transactions Not Involving a Purchase or Sale
Bona fide gifts of securities, including transfers to controlled entities (as defined below) for estate planning purposes, are subject to this Program including preclearance if applicable. Transactions in mutual funds that are invested in Company securities are not transactions subject to this Program.
III.    EXPLANATION OF INSIDER TRADING
As noted above, “insider trading” refers to the purchase or sale of a security while in possession of “material,” “non-public” information relating to the security. “Securities” include not only stocks, bonds, notes and debentures, but also stock awards, warrants and similar instruments. “Purchase” and “sale” are defined broadly under the federal securities laws. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions including conventional cash-for-stock transactions, conversions, the grant, and vesting and, if applicable, exercise of stock awards and acquisitions and exercises of warrants or puts, calls or other options related to a security. It is generally understood that insider trading includes the following:
•Trading by insiders while in possession of material, non-public information;
•Trading by persons other than insiders while in possession of material, non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; or
•Communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.
1.     What Facts are Material?
The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.
Although it is not possible to list all types of material information, the following are a few examples of information that is particularly sensitive and should be treated as material:

changes in earnings and sales forecasts;	major marketing changes;
increases or decreases in dividend payments;	unusual gains or losses in major operations;
share splits or securities offerings;	public or private sales by the Company of a significant amount of securities;
significant contracts and technology licenses;	purchase or sale of a significant asset;
changes in management;	significant labor dispute;
changes in auditors;	significant financial liquidity problems;
the introduction of important products or services;	establishment of a repurchase program for the Company’s securities.
potentially significant litigation development;
In addition, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.
A good general rule of thumb: when in doubt, do not trade.
2.What is Non-public?
Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Business Wire, Associated Press, or PR Newswire. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.
In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information, for example, you should generally allow at least two (2) full trading days for the investing public to absorb and evaluate the information before you trade in the Company’s securities.
3.Who is an Insider?
“Insiders” include officers, directors and employees of a company and anyone else who has material inside information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material, non-public information relating to the company’s securities. All officers, directors and employees of the Company should consider themselves insiders with respect to material, non-public information about the Company’s business, activities and securities. Officers, directors and employees may not trade the Company’s securities while in possession of material, non-public information relating to the Company nor tip (or communicate except on a need-to-know basis) such information to others.
It should be noted that trading by members of an officer’s, director’s or employee’s household can be the responsibility of such officer, director or employee under certain circumstances and could give rise to legal and Company-imposed sanctions. In addition, this Program also applies to all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family and over which you have the ability to influence or direct investment decisions concerning securities (collectively referred to as “controlled entities”), and transactions by controlled entities should be treated for the purposes of this policy and applicable securities laws as if they were for your own account.

4.Trading by Persons Other than Insiders
Insiders may be liable for communicating or tipping material, non-public information to a third party (a “tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non- public information tipped to them or individuals who trade on material, non-public information which has been misappropriated.
Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.
5.     Penalties for Engaging in Insider Trading
Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The Securities and Exchange Commission (the “SEC”) and the U.S. Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws, which may change from time to time, include:
•SEC administrative sanctions;
•Securities industry self-regulatory organization sanctions;
•Civil injunctions;
•Damage awards to private plaintiffs;
•Disgorgement of all profits;
•Civil fines for the violator of up to three (3) times the amount of profit gained or loss avoided;
•Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $1 million or three (3) times the amount of profit gained or loss avoided by the violator;
•Criminal fines for individual violators of up to $5 million ($25 million for an entity); and
•Jail sentences of up to twenty (20) years.
In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws: other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act, also may be violated upon the occurrence of insider trading.

6.    Examples of Insider Trading
Examples of insider trading cases include actions brought against: corporate officers, directors and employees who traded a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members and other tippees of such officers, directors and employees who traded the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.
The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.
Trading by Insider
An employee of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the employee purchases X Corporation’s stock. The employee, an insider, is liable for all profits as well as penalties of up to three (3) times the amount of all profits. The employee also is subject to, among other things, criminal prosecution, including up to $5 million in additional fines and twenty (20) years in jail. Depending upon the circumstances, X Corporation and the individual to whom the employee reports could also be liable as controlling persons.
Trading by Tippee
An employee of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The employee is jointly liable with his friend for all of the friend’s profits and each is liable for all penalties of up to three (3) times the amount of the friend’s profits. In addition, the employee and his friend are subject to, among other things, criminal prosecution, as described above.
7.     Insider Reporting Requirements, Short-Swing Profits and Short Sales
A.    Reporting Obligations Under Section 16(a)--SEC Forms 3, 4 and 5
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), generally requires all officers (as defined in SEC Rule 16a-1(f))1 (“officers”), directors and 10% stockholders, within ten (10) days after the insider becomes an officer, director or 10% stockholder, to file with the SEC an “Initial Statement of Beneficial Ownership of Securities” on SEC Form 3 (“Form 3”) listing the amount of Stock, stock awards and warrants which the insider beneficially owns. Following the initial filing on Form 3, every change in the beneficial ownership of the Company’s Stock, stock awards and warrants must be reported on SEC Form 4 (“Form 4”) within two (2) business days after the date on which such change occurs or in certain cases on SEC Form 5 (“Form 5”) within forty-five (45) days after
1 SEC Rule 16a-1(f) defines this term to “mean an issuer’s president, principal financial officer, or principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the issuer. Officers of the issuer’s parent(s) or subsidiaries shall be deemed officers of the issuer if they perform such policy-making functions for the issuer.”

fiscal year end (September 30). Form 4s must be filed even if, as a result of balancing transactions, there has been no net change in holdings.
Special rules apply in certain situations. If an officer or director purchases or sells any Stock within six (6) months after his or her termination from such position, the transaction must be reported on Form 4 if he or she made any non-exempt opposite way purchase or sale within the preceding six (6) months and prior to termination.
B.Recovery of Profits Under Section 16(b)
For the purpose of preventing the unfair use of information which may have been obtained by an insider, any profits realized by any officer, director or 10% stockholder from any “purchase” and “sale” of Stock during a six (6) month period, so called “short-swing profits,” may be recovered by the Company. When such a purchase and sale occurs, good faith is no defense. The insider is liable even if compelled to sell for personal reasons, and even if the sale takes place after full disclosure and without the use of any inside information.
The liability of an insider under Section 16(b) of the 1934 Act is to the Company itself. The Company, however, cannot waive its right to short-swing profits, and any Company stockholder can bring suit in the name of the Company. In this connection it must be remembered that reports of ownership filed with the SEC on Form 3, Form 4 or Form 5 pursuant to Section 16(a) (discussed above) are readily available to the public, and certain attorneys carefully monitor these reports for potential Section 16(b) violations. In addition, liabilities under Section 16(b) may require separate disclosure in the Company’s annual report to the SEC on Form 10-K or its proxy statement for its annual meeting of stockholders. No suit may be brought more than two (2) years after the date the profit was realized. However, if the insider fails to file a report of the transaction under Section 16(a), as required, the two (2) year limitation period does not begin to run until after the transactions giving rise to the profit have been disclosed. Failure to report transactions and late filing of reports require separate disclosure in the Company’s proxy statements.
Officers and directors must consult the attached “Short-Swing Profit Rule Section 16(b) Checklist” attached hereto as Attachment A in addition to consulting with the Insider Trading Program Manager prior to engaging in any transactions involving the Company’s securities, including without limitation, the Company’s Stock, stock awards or warrants.
C.Short Sales Prohibited Under Section 16(c)
Section 16(c) of the 1934 Act prohibits insiders from making short sales of the Company’s Stock, i.e., sales of shares which the insider does not own at the time of sale or sales of Stock against which the insider does not deliver the shares within twenty (20) days after the sale. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Insiders violating Section 16(c) face criminal liability.
The Insider Trading Program Manager must be consulted if you have any questions regarding reporting obligations, short-swing profits or short sales under Section 16.
8.    Prohibition of Records Falsifications and False Statements
Section 13(b)(2) of the 1934 Act requires companies subject to the 1934 Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

IV.    STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING
The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director and employee is required to follow these procedures.
1. Identifying Material, Non-public Information
Prior to directly or indirectly trading any security of the Company, every officer, every director and the employees listed on Schedule 1 (as amended from time to time by the Insider Trading Program Manager) is required to contact the Insider Trading Program Manager (as part of the pre-clearance procedure discussed below in Section D) and make an initial determination whether the Company and/or such officer, director or employee listed on Schedule 1 (as amended from time to time) is in possession of material, non-public information relating to such security. In making such assessment, the explanations of “material” and “non-public” information set forth above should be of assistance. If after consulting with the Insider Trading Program Manager it is determined that the Company and/or such officer, director or employee is in possession of material, non-public information, there may be no trading of such security.
2. Information Relating to the Company
A.Access to Information
Access to material, non-public information about the Company, including the Company’s business, earnings or prospects, should be limited to officers, directors and employees of the Company on a need-to-know basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances (absent prior written approval by the Insider Trading Program Manager and execution of an appropriate confidentiality agreement) or to anyone within the Company on an other than need-to-know basis.
In communicating material, non-public information to employees of the Company, all officers, directors and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.
B.Inquiries From Third Parties
Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the Insider Trading Program Manager.
3. Limitations on Access to the Company Information
The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.
A.    All officers, directors and employees should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:

•Maintaining the confidentiality of Company related transactions;
•Conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be restricted or conducted in such a manner as to prevent access by unauthorized persons;
•Restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);
•Promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;
•Disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;
•Restricting access to areas likely to contain confidential documents or material, nonpublic information; and
•Avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.
B.    Personnel involved with material, non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.
4.Pre-Clearance of Trades by Officers, Directors and Certain Employees
To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company securities, all transactions in Company securities (including without limitation, acquisitions and dispositions of the Company’s Stock, the sale of the Company’s Stock issued upon exercise of stock options and the settlement of an restricted stock units or performance share awards) (including same-day broker assisted sales) by all officers, all directors and the employees listed on Schedule 1 (as amended from time to time by the Insider Trading Program Manager) must be precleared by the Insider Trading Program Manager (or the Chief Executive Officer in the event the preclearance request pertains to a transaction involving Company securities owned by the Insider Trading Program Manager). Additionally, except for the exercise of options for cash (but not the sale of such shares), the granting of stock awards, and the receipt or purchase of shares in settlement of any restricted stock unit agreement, performance share agreement or stock appreciation rights agreement (but not the sale of any such shares, including the payment of any associated taxes through the surrender or sale of shares received from such stock award (or the right to receive such shares)), neither the Company nor any of its officers, directors or employees may transact in any securities of the Company during the Black-Out Period, including gifts as described in Section II.4. above. Also, please consult the “Insider Trading Reminders” attached hereto as Attachment B.
5.Avoidance of Certain Aggressive or Speculative Trading
Officers, directors and employees and their respective family members (including spouses, minor children or any other family members living in the same household), should ordinarily not directly or indirectly participate in transactions in the Company’s securities involving trading activities which by their aggressive or speculative nature may give rise to an appearance of impropriety. Such activities would include the purchase of put or call options, or the writing of such options.

V.    RULE 10B5-1 TRADING PLANS
1. Overview
SEC Rule 10b5-1 (“Rule 10b5-1”) will protect directors, officers and employees from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade the Company’s Stock (a “Trading Plan”) entered into in good faith and in accordance with the terms of Rule 10b5-1 of the 1934 Act and all applicable state laws and shall be exempt from the trading restrictions set forth in this Program. The initiation of, and any amendment (but not a revocation or termination) of, any such Trading Plan will be deemed to be a transaction in the Company’s securities and such initiation or amendment is subject to all limitations and prohibitions of transactions involving the Company’s securities. To meet the exemption described above, each such Trading Plan, and any amendment, revocation or termination thereof, must (1) comply with the requirements of Rule 10b5-1, including without limitation, the ongoing requirement that the person who enters into the Trading Plan must act in good faith with respect to such Trading Plan (and in the case of directors and officers, the certification that the director or officer, as the case may be, at the time of the adoption of the Trading Plan, is not aware of material, nonpublic information about the Company or its securities and is adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of 1934 Act Section 10(b) and SEC Rule 10b-5), (2) comply with any Rule 10b5-1 guidelines or requirements adopted from time to time by the Company, and (3) be pre-approved by the Insider Trading Program Manager. Where a Trading Plan pertains to trades involving Company securities owned by the Insider Trading Program Manager, all references to “Insider Trading Program Manager” in this Section V shall be replaced with “Chief Executive Officer”.
Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) the Company’s Stock without the restrictions of windows and black-out periods even when there is undisclosed material information. A Trading Plan might also help reduce negative publicity that may result when key executives sell the Company’s Stock. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider-trading lawsuit. It does not prevent someone from bringing a lawsuit.
A director, officer and employee may enter into a Trading Plan only when he or she is not in possession of material, nonpublic information, and only during a trading window period outside of the Black-Out Period. In addition, a required initial Cooling-off Period (as defined below) must be observed before executing the first trade under such Trading Plan. Except for one later-commencing Trading Plan under which trading is not authorized to begin until after all trades under the earlier commencing Trading Plan are completed or expired without execution (subject to the proviso contained in Rule 10b5-1(c)(1)(ii)(D)(2)) or as otherwise permitted under Rule 10b5-1(c)(1)(ii)(D), a director, officer or employee who enters into a Trading Plan may not have another outstanding Trading Plan (and may not subsequently enter into any additional Trading Plans) for purchases or sales of any class of securities of the Company on the open market (i.e., Trading Plans cannot “overlap”). Additionally, a director, officer or employee may not enter into a Trading Plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction (i.e., a “single-trade plan”) more than once during any consecutive 12-month period. Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4. No director, officer or employee who enters into a Trading Plan may purchase or sell the Company’s Stock outside such Trading Plan as long as that Trading Plan is in place. For purposes of this Policy, the term “Cooling-off Period” means either, in the case of directors and officers, the later of (1) ninety (90) days following the establishment of a Trading Plan or (2) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the Trading Plan was adopted (subject to a maximum of one hundred twenty (120) days after the establishment of the Trading Plan); or, in the case of all other employees, ninety (90) days following the establishment of a Trading Plan.
From time to time, for legal or other reasons, the Insider Trading Program Manager may direct that purchases and sales pursuant to any Trading Plan be suspended or discontinued. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section V and result in a loss of the exemption set forth herein.
Officers, directors and employees may adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s Stock. Trading Plans are to be implemented only during open window periods and when the individual is not aware of any material non-public information. Trades pursuant to a Trading Plan may occur at any time. Please review the following description of how a Trading Plan works.
Pursuant to Rule 10b5-1, assuming the individual continues to act in good faith with respect to the Trading Plan, an individual’s purchase or sale of securities will not be “on the basis of” material non-public information if:
•First, before becoming aware of the information, the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities or adopts a written plan for trading the securities (i.e., the Trading Plan).
•Second, the Trading Plan must:
•specify the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold;
•include a written formula or computer program for determining the amount, price and date of the transactions; or
•prohibit the individual from exercising any subsequent influence over the purchase or sale of the Company’s Stock under the Trading Plan in question.
•Third, the purchase or sale must occur pursuant to the Trading Plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the Trading Plan.
2. Termination/Amendments to Trading Plans
Termination of a Trading Plan should occur only in unusual circumstances, and effectiveness of any revocation of a Trading Plan will be subject to the prior review and written approval of the Insider Trading Program Manager. Termination is effected upon written notice to the broker. However, if the individual terminates the Trading Plan, then the individual must agree not to trade under a successor Trading Plan for the applicable Cooling-off Period after termination of the predecessor Trading Plan.

Under certain circumstances, a Trading Plan must be terminated. This includes circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. Accordingly, Trading Plans should provide that a Trading Plan terminates upon announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. Either the Insider Trading Program Manager or administrator of the Company’s stock plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of termination.
Amendments to Trading Plans will not be allowed.
3.Discretionary Plans
Discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Insider Trading Program Manager.
The Insider Trading Program Manager must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company’s Stock or option exercises, including but not limited to, blind trusts, limit orders or hedging strategies. The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s Stock once the Trading Plan or other arrangement has been pre-approved.
4.Reporting (if required)
SEC Form 144 (“Form 144”) will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades “are in accordance with a Trading Plan that complies with Rule 10b5-1.” For Section 16 reporting persons, Form 4s should be filed before the end of the second (2nd) business day following the date that the broker, dealer or plan administrator informs the individual that a transaction was executed. Similarly, the appropriate box should be checked at the top of the first page of the Form 4 to indicate the trades are made pursuant to a Trading Plan.
5.Stock Awards
Cash exercise of options currently can be executed at any time. Same day broker-assisted sales of exercised options and vested stock awards (such as restricted stock units) are subject to trading windows. However, the Company will permit same day broker-assisted sales under Trading Plans.
The Trading Plans do not exempt the individuals from complying with the Section 16 six (6) month short-swing profit rules or liability.
6.Quarterly Disclosures; Public Announcements
The Company shall disclose information regarding Rule 10b5-1 Plans adopted by directors and officers as required by Item 408(a) of Regulation S-K and may make a public announcement that Trading Plans are being implemented in accordance with Rule 10b5-1. It will consider in each case whether a public announcement of a particular Trading Plan should be made. It may also make public announcements or respond to inquiries from the media as transactions are made under a Trading Plan.
7.Pledging the Company’s Stock to Secure Margin of Other Loans

The Company does not permit officers or directors to pledge the Company’s Stock as collateral to secure loans. Such pledges also cannot be carried out through a Trading Plan.
8.Put and Call Options and other Hedging Transactions
Put and call options and other hedging transactions will not be permitted under a Trading Plan. In fact, such transactions outside of a Trading Plan may destroy the protection afforded by a Trading Plan.
VI.    EXECUTION AND RETURN OF CERTIFICATION OF COMPLIANCE
After reading this Program statement all officers, directors and employees should execute and return to the individual noted therein the applicable Certification of Compliance form attached hereto as Attachment C or Attachment D.

* * * * *

Attachment A
SHORT-SWING PROFIT RULE SECTION 16(b) CHECKLIST
Note: ANY combination of a non-exempt PURCHASE AND non-exempt SALE or a non-exempt SALE AND non-exempt PURCHASE within six (6) months of each other results in a violation of Section 16(b), and the “profit” must be recovered by the Company. It makes no difference how long the shares being sold have been held--or that you are an insider for only one of the two matching transactions. The highest priced sale will be matched with the lowest priced purchase within the six (6) month period.
SALES
If a sale is to be made by an officer, director or 10% stockholder (or any family member living in the same household):
1.Have there been any purchases by the insider (or family members living in the same household) within the past six (6) months?
2.Are any purchases anticipated or required within the next six (6) months?
3.Has a Form 4 been prepared?
Note: If a sale is to be made by an affiliate of the Company and unregistered stock is to be sold, has a Form 144 been prepared and has the broker been reminded to sell pursuant to Rule 144?
PURCHASES
If a purchase for stock is to be made:
1.Have there been any sales by the insider (or family members living in the same household) within the past six (6) months?
2.Are any sales anticipated or required within the next six (6) months (such as tax-related or year-end transactions)?
3.Has a Form 4 been prepared?
BEFORE PROCEEDING WITH A PURCHASE OR SALE, CONSIDER WHETHER YOU ARE AWARE OF MATERIAL, NON-PUBLIC INFORMATION WHICH COULD AFFECT THE PRICE OF THE STOCK.

Attachment B
INSIDER TRADING REMINDERS
Before engaging in any transaction in the Company’s securities, please read the following:
Both the federal securities laws and the Company’s Program prohibit transactions in the Company’s securities at a time when you may be in possession of material information about the Company which has not been publicly disclosed. This also applies to members of your household as well as all others whose transactions may be attributable to you.
Material information, in short, is any information which could affect the price of the securities. Either positive or negative information may be material. Once a public announcement has been made, you should wait until the information has been made available to the public for at least two (2) full trading days before engaging in any transaction.
Neither the Company nor any of its officers, directors or employees may trade in any securities of the Company during the period beginning two (2) weeks before the end of any fiscal quarter of the Company and ending on the close of business on the second (2nd) full trading day after the public release of earnings data for such quarter whether or not the Company or any of its officers, directors or employees is in possession of material, non-public information. Important: All transactions by officers, directors and employees listed on Schedule 1 must be precleared with the Insider Trading Program Manager (or the Chief Executive Officer in the event the preclearance request pertains to a transaction involving Company securities owned by the Insider Trading Program Manager).
For further information and guidance, please refer to our Insider Trading Compliance Program and do not hesitate to contact the Corporate Secretary.
ALL TRANSACTIONS IN TWIST BIOSCIENCE CORPORATION SECURITIES BY OFFICERS, DIRECTORS AND EMPLOYEES LISTED ON SCHEDULE 1 MUST BE PRECLEARED BY CONTACTING THE INSIDER TRADING PROGRAM MANAGER (OR CHIEF EXECUTIVE OFFICER IN THE EVENT THE PRECLEARANCE REQUEST PERTAINS TO A TRANSACTION INVOLVING COMPANY SECURITIES OWNED BY THE INSIDER TRADING PROGRAM MANAGER).

Attachment C
Non-employee Directors
CERTIFICATION OF COMPLIANCE
RETURN BY _________, _____
TO:    Insider Trading Program Manager
FROM:    ___________________________
RE:    INSIDER TRADING COMPLIANCE PROGRAM OF Twist Bioscience Corporation
I have received, reviewed and understand the above-referenced Insider Trading Compliance Program and hereby undertake, as a condition to my present and continued affiliation with Twist Bioscience Corporation, to comply fully with the policies and procedures contained therein.
I hereby certify, to the best of my knowledge, that during the calendar year ending December 31, _____, I have not violated the policies and procedures set forth in the above-referenced Insider Trading Compliance Program. I agree that I will be subject to sanctions imposed by the Company, in its discretion, for violation of the above-referenced Insider Trading Compliance Program and will continue to comply with, and remain subject to, such policies and procedures as set forth therein. I acknowledge and agree that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of the Company’s securities as necessary to ensure compliance with the above-referenced Insider Trading Compliance Program.

___________________________    _______________
SIGNATURE    DATE
___________________________
TITLE

Attachment D
Officers, Employee Directors & Employees

CERTIFICATION OF COMPLIANCE
RETURN BY _________, ____
TO:    Insider Trading Program Manager
FROM:    ___________________________
RE:    INSIDER TRADING COMPLIANCE PROGRAM OF Twist Bioscience Corporation
I have received, reviewed and understand the above-referenced Insider Trading Compliance Program and hereby undertake, as a condition to my present and continued employment at Twist Bioscience Corporation, to comply fully with the policies and procedures contained therein.
I hereby certify, to the best of my knowledge, that during the calendar year ending December 31, ____, I have not violated the policies and procedures set forth in the above-referenced Insider Trading Compliance Program. I agree that I will be subject to sanctions imposed by the Company, in its discretion, for violation of the above-referenced Insider Trading Compliance Program and will continue to comply with, and remain subject to, such policies and procedures as set forth therein. I acknowledge and agree that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of the Company’s securities as necessary to ensure compliance with the above-referenced Insider Trading Compliance Program.

___________________________    _______________
SIGNATURE    DATE
___________________________
TITLE